UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): June 13, 2014
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InterDigital, Inc.
(Exact name of registrant as specified in charter)

Pennsylvania	1-33579	23-1882087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Bellevue Parkway, Suite 300, Wilmington, DE	19809
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 302-281-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
❑    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 13, 2014, the Administrative Law Judge (“ALJ”) issued an Initial Determination (“ID”) in the United States International Trade Commission’s (“ITC” or “Commission”) Investigation No. 337-TA-868 brought against ZTE and Nokia (the “868 Investigation”).

In the ID, the ALJ found that no violation of Section 337 of the Tariff Act of 1930 (“Section 337”) has occurred in connection with the importation of 3G/4G devices by ZTE or Nokia, on the basis that the accused devices do not infringe the asserted claims of InterDigital’s U.S. Patent Nos. 7,941,151 (the “’151 patent”), 7,190,966 (the “’966 patent”), or 7,286,847 (the “’847 patent”).

In concluding that the accused devices do not infringe the asserted claims in the ’966 and ’847 “power ramp-up” patents, the ALJ’s decision hinged on the construction of one patent claim term related to a claim term that InterDigital believes the Commission misconstrued in its decision in the previous 337-TA-800 investigation (the “800 Investigation”) regarding the same family of patents. InterDigital has appealed that claim construction from the 800 Investigation to the U.S. Court of Appeals for the Federal Circuit (the “Federal Circuit”). InterDigital believes it has a very strong appeal based on a favorable prior ruling from the Federal Circuit related to this claim term on both the ’966 and ’847 patents, a favorable decision from the U.S. District Court for the District of Delaware involving this claim term in these same patents, and the Commission’s own decision in connection with the remand proceeding in investigation No. 337-TA-613 (the “613 Investigation”) dealing with these patents.

The ALJ also determined that, except for Claim 16 of the ’151 patent, none of the asserted patents were invalid. The ALJ further determined that InterDigital did not violate any FRAND obligations, a conclusion also reached by the ALJ in the 800 Investigation. Additionally, the ID recognized that both InterDigital’s licensing and research and development programs satisfy the economic criteria of the Section 337 domestic industry requirement, confirming numerous prior rulings by the Commission in InterDigital ITC investigations as well as by the Federal Circuit in affirming the Commission’s domestic industry conclusions in the 613 Investigation.

InterDigital intends to seek review by the Commission of the adverse portions of the ID and, if necessary, by the Federal Circuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDIGITAL, INC.

By: /s/ Jannie K. Lau
Jannie K. Lau
Executive Vice President,
General Counsel and Secretary

Dated: June 18, 2014